Exhibit 10.7

FIRST AMENDMENT
TO THE
PNM RESOURCES, INC.
EXECUTIVE SAVINGS PLAN II
Effective as of December 15, 2004, PNM Resources, Inc. (the “Company”) adopted the PNM Resources, Inc. Executive Savings Plan II (the “Plan”). The Plan has been amended or restated on a number of occasions, with the most recent restatement being generally effective as of January 1, 2015. By this instrument, the Company now desires to amend the Plan as set forth below.
1.    This First Amendment shall be effective as of January 1, 2016.
2.    This First Amendment amends only the provisions of the Plan as set forth herein, and those provisions not expressly amended hereby shall be considered in full force and effect. Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.
3.    Section 3.4 (Supplemental Credits) of the Plan is hereby amended and restated in its entirety to read as follows:

3.4    Supplemental Credits.
(a)    General Rule. For Participants who became Eligible Officers prior to January 1, 2016, the Plan Administrator shall instruct the Recordkeeper to allocate Supplemental Credits to an Eligible Officer’s Supplemental Credits Account as of December 1 of each Plan Year. The Supplemental Credit shall be an amount calculated by the Plan Administrator pursuant to Section 3.4(b). The purpose of the Supplemental Credit is to provide the Eligible Officer with retirement income approximately equal to a specified target percentage (the “Target Replacement Income Percentage”) of the Eligible Officer’s anticipated pre‑retirement income. The relevant Target Replacement Income Percentage will be determined by the Plan Administrator, with the advance advice and consent of the Compensation and Human Resources Committee, and will be set forth in a letter or other written instrument provided by the Plan Administrator to the

Eligible Officer. The Target Replacement Income Percentage may be modified from time to time in the same manner. In determining the Target Replacement Income Percentage for a particular Eligible Officer, the Plan Administrator, and the Compensation and Human Resources Committee, will act in their discretion and will not be bound by the Target Replacement Income Percentage determined for any other current or former Eligible Officer.
For Participants who become Eligible Officers on or after January 1, 2016, the Plan Administrator, with the advance advice and consent of the Compensation and Human Resources Committee, will determine the amount of Supplemental Credits that an Eligible Officer shall receive, if any, based on the market conditions as of the date that the Eligible Officer is hired or becomes eligible for a Supplemental Credit. The Supplemental Credit, if any, will be expressed as a percentage of the Eligible Officer’s Compensation for the relevant Plan Year and will be set forth in a letter or other written instrument provided by the Plan Administrator to the Eligible Officer. The Supplemental Credit may be modified from time to time in the same manner. In determining the Supplemental Credit for a particular Eligible Officer, the Plan Administrator, and the Compensation and Human Resources Committee, will act in their discretion and will not be bound by the Supplemental Credit determined for any other current or former Eligible Officer.
(b)    Determination of Supplemental Credit. For Participants who became Eligible Officers prior to January 1, 2016, the Plan Administrator’s calculation of the Supplemental Credit shall be made on the basis of advice received by an actuarial or other consultant retained by the Plan Administrator and with the advice and consent of the Compensation and Human Resources Committee. In determining the amount of the Supplemental Credits necessary to achieve the desired Target Replacement Income Percentage, anticipated retirement income from the following sources shall be considered: (1) amounts attributable to Company credits to this Plan (including investment earnings on such amounts); (2) amounts attributable to Company contributions to the RSP (including investment earnings on such amounts); (3) benefits provided pursuant to the PNM Resources, Inc. Employees’ Retirement Plan; (4) benefits provided pursuant to the After-Tax Retirement Plan and any supplemental employee retirement plans or agreements (“SERPs”) entered into by the Eligible Officer and the Company or an Affiliate; (5) benefits provided pursuant to the Social Security Act; and (6) amounts provided pursuant to other employers’ benefit plans. When determining the amount of the Supplemental Credits, the Plan Administrator shall use actuarial assumptions (interest and mortality), compensation assumptions, rate of return assumptions and such other assumptions as it deems appropriate. All interest and investment earnings calculations will be based on an assumed rate set by the Plan Administrator in the exercise of its discretion. No adjustments will be made to reflect the difference between the assumed rate set by the Plan Administrator and the actual rate of return on the Participant’s Accounts calculated pursuant to Section 5.2(f) (Investment Direction – Rate of Return). The Plan Administrator will review all of the assumptions periodically and may change the assumptions as it deems appropriate. The assumptions used will have a significant impact on the amount of the Supplemental Credits. Because these assumptions (and the Target Replacement Income Percentage) may be altered at any time as described above, no Eligible Officer will have a contractual or other right to any particular level or amount of Supplemental Credit for any Plan Year until such Supplemental Credit is actually declared and allocated to the Eligible Officer’s Supplemental Credit Account.
For Participants who become Eligible Officers on or after January 1, 2016, the Plan Administrator’s determination of the Supplemental Credit shall be made on the basis of market data and advice received from an executive compensation consultant retained by the Plan Administrator and with the advice and consent of the Compensation and Human Resources Committee. The Plan Administrator and the Compensation and Human Resources Committee may rely on such market data and advice as they deem appropriate. The Supplemental Credit may be altered at any time. No Eligible Officer will have a contractual or other right to any particular level or amount of Supplemental Credit for any Plan Year until such Supplemental Credit is actually declared and allocated to the Eligible Officer’s Supplemental Credit Account.
(c)    Termination During the Plan Year. An Eligible Officer must be employed on December  1 of the relevant Plan Year in order to receive the Supplemental Credit called for by Section 3.4 (Supplemental Credits) for that Plan Year. Notwithstanding the prior sentence, an Eligible Officer shall receive a pro-rata Supplemental Credit if the Eligible Officer incurs a Separation from Service before December 1 of any Plan Year under any of the following circumstances: (1) after reaching Normal Retirement Date; (2) under circumstances that entitle the Eligible Officer to receive benefits under the Officer Retention Plan; (3) due to Disability; or (4) due to the death of the Eligible Officer. The pro-rata Supplemental Credit shall be calculated based on the time elapsed between December 1 of the prior Plan Year and the date of the Eligible Officer’s Separation from Service as compared to 365 days and shall be credited to the Eligible Officer’s Supplemental Credit Account within thirty (30) days of the Eligible Officer’s Separation from Service. For example, if an

Eligible Officer terminates employment on June 1, 2012 due to retirement, the Eligible Officer will receive 50% of the Supplemental Credits for the 2012 Plan Year and that amount will be credited to the Eligible Officer’s Supplemental Credit Account by July 1, 2012.
IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of this 15th day of April , 2016.
PNM RESOURCES, INC.

By:	/s/ Patrick V. Apodaca
Patrick V. Apodaca
Senior Vice President and General Counsel

4